Exhibit 99.3

SEITEL, INC.

Letter to Depository Trust Company Participants

for Tender of All Outstanding

11 3/4% Senior Notes due 2011

in Exchange for Registered

11 3/4% Senior Notes due 2011

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended (the “Expiration Date”). Outstanding Notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offer.

To Depository Trust Company Participants:

As described in the enclosed Prospectus, dated December     , 2004 (as the same may be amended from time to time, the “Prospectus”), and the form of Letter of Transmittal (the “Letter of Transmittal”), Seitel, Inc. (the “Issuer”), and certain subsidiaries of the Issuer (the “Guarantors”) are offering (the “Exchange Offer”) to exchange $193,000,000 aggregate principal amount of the Issuer’s outstanding 11 3/4% Senior Notes due 2011 guaranteed by the Guarantors (collectively, the “Outstanding Notes”), for $193,000,000 aggregate principal amount of 11 3/4% Senior Notes due 2011, guaranteed by the Guarantors (collectively, the “New Notes”) the issuance of which has been registered under the Securities Act of 1933, as amended. The form terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes, except that the New Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and the enclosed Letter of Transmittal.

The Outstanding Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “New Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Old Guarantees. The Issuer will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

We are enclosing copies of the following documents:

1.	Prospectus dated December , 2004;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery; and

4.	Letter of instructions that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Issuer that:

•	any New Notes received are being acquired in the ordinary course of business of the person receiving such New Notes;

•	such person does not have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Outstanding Notes or the New Notes;

•	such person is not the Issuer’s “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such person is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the New Notes;

•	if such person is a broker-dealer, it will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, and it will deliver a prospectus in connection with any resale of such New Notes;

•	if such person is a broker-dealer, it did not purchase the Outstanding Notes to be exchanged for the New Notes from the Issuer; and

•	such person is not acting on behalf of any person who could not truthfully make the foregoing representations.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

The Issuer will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from us upon request at the address or telephone number of the Exchange Agent set forth in the Letter of Transmittal.

Very truly yours,

Seitel, Inc.

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